EXHIBIT 99.1
NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST ACQUIRES
$17.5 MILLION SENIOR MEZZANINE LOAN PARTICIPATION
IN 29-HOTEL PORTFOLIO
DALLAS — (February 19, 2008) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced that its joint venture with PREI has acquired a senior mezzanine loan secured by a 29-hotel portfolio of full- and select-service hotels owned by affiliates of JER Partners. Ashford’s 25% of the joint venture investment equals $17.5 million and is priced to yield approximately 17.9% based upon the purchase price discount to par, the forward LIBOR curve through the initial maturity of the loan, and the joint venture promote.
The interest only loan, with an initial term of three years from origination, has the potential for two one-year extension options. The loan can be prepaid with penalty during the first two years and is open to prepayment without penalty thereafter. Based on trailing 12-month net cash flow from the property, the debt service coverage ratio at closing is approximately 1.72x and the investment in the capital structure is approximately 68% to 72% loan to cost. The borrower has invested $444.2 million of equity in this transaction including $347.1 million of cash and capital improvement reserves of $97 million.
Commenting on the announcement, Monty J. Bennett, President and CEO of Ashford Hospitality Trust, stated, “This transaction exemplifies key characteristics of our lending platform that are unique among our peer group. The joint venture structure and timing resulted in a very attractive return for our shareholders while making a more secure investment in the capital structure of the overall loan. Other attractive features of this loan are: strong sponsorship and equity in the portfolio, geographic diversity across major urban markets, and market leading brands. Given current pricing in the market for loans that are consistent with our investment criteria, we anticipate continued capital recycling from asset sales into higher yielding loans.”
The loan portfolio includes 22 full-service hotels totaling 7,307 rooms and 7 select-service hotels totaling 1,326 rooms. Hotel managers include Ritz-Carlton, Hilton, Marriott, Hyatt, Crestline and McKibbon. Located among 14 states and the District of Columbia, the portfolio has a significant concentration in urban markets and is predominantly comprised of luxury and upper-upscale properties with brands such as Ritz-Carlton, Hyatt, Hilton and Renaissance. The select-service hotels consist of brands such as Hilton Garden Inn, Hampton Inn and Residence Inn.
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.
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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254	Phone: (972) 490-9600

AHT Acquires $17.5 Million Mezzanine Loan

February 19, 2008
Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “projected,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to the expected unleveraged yield, the impact of the financing on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.
These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission.
The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.
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